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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                     FOR THE SIX
                                    MONTHS ENDED
                                    NOVEMBER 30,                   FOR THE YEARS ENDED MAY 31,
                                 -------------------   ----------------------------------------------------
                                   1999       1998       1999       1998       1997       1996       1995
                                   ----       ----       ----       ----       ----       ----       ----
Net margins before
  extraordinary loss...........  $ 45,579   $ 35,723   $ 76,436   $ 62,216   $ 54,736   $ 50,621   $ 45,212
Add: Fixed charges.............   396,001    310,367    664,109    540,535    475,729    426,079    361,338
                                 --------   --------   --------   --------   --------   --------   --------
Margins available for fixed
  charges......................  $441,580   $346,360   $740,548   $602,751   $530,465   $476,700   $406,550
                                 ========   ========   ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt
    (including amortization of
    discount and issuance
    costs).....................  $396,001   $310,367   $664,109   $540,535   $475,729   $426,079   $361,338
                                 --------   --------   --------   --------   --------   --------   --------
         Total fixed charges...  $396,001   $310,367   $664,109   $540,535   $475,729   $426,079   $361,338
                                 ========   ========   ========   ========   ========   ========   ========
Ratio of margins to fixed
  charges......................      1.12       1.12       1.12       1.12       1.12       1.12       1.13
                                 ========   ========   ========   ========   ========   ========   ========